UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2026 (March 11, 2026)
Commission File Number: 1-35106

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Nevada		27-5403694
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

11 Penn Plaza,
New York,	NY	10001
(Address of principal executive offices)		(Zip Code)

(212) 324-8500
(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	AMCX	The	NASDAQ	Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kristin A. Dolan as a Class B Director
On March 11, 2026, the Board of Directors (the “Board”) of AMC Networks Inc. (the “Company”) appointed Kristin A. Dolan, the Chief Executive Officer of the Company, as a new Class B Director of the Company effective as of March 11, 2026.
In connection with Ms. Kristin Dolan’s appointment, the size of the Board was increased from 11 directors to 12 directors effective as of March 11, 2026.

Employment Agreement with Kim Kelleher, President and Chief Commercial Officer
On March 11, 2026, the Company entered into a new employment agreement with Kim Kelleher to serve as the Company’s President and Chief Commercial Officer (the “Employment Agreement”), effective as of March 11, 2026 (the “Effective Date”) through March 31, 2029 (the “Expiration Date”). The Employment Agreement provides a minimum annual base salary of $1,800,000, effective as of January 1, 2026 (subject to annual review and potential increase in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)). The Employment Agreement also provides for an annual target bonus opportunity equal to 150% of actual salary dollars paid during the applicable year, effective as of January 1, 2026. The Employment Agreement provides that Ms. Kelleher will continue to participate, subject to her continued employment by the Company, in such long-term equity and other incentive programs that are made available in the future to similarly-situated executives of the Company. For each award cycle during the term of the Employment Agreement, it is expected that Ms. Kelleher will receive annual grants of cash and equity awards with an annual aggregate target value of not less than $1,400,000. Ms. Kelleher remains eligible to participate in the Company’s standard benefit programs, subject to meeting the relevant eligibility requirements, payment of required premiums and the terms of the plans, and to reimbursement of reasonable car service fees incurred to commute from Ms. Kelleher’s home to the Company’s offices.
If, prior to the Expiration Date, Ms. Kelleher’s employment with the Company is terminated (i) by the Company other than for cause or (ii) by Ms. Kelleher for good reason and so long as cause does not then exist, then, subject to Ms. Kelleher’s execution of a severance agreement (including an effective release of claims), the Company will provide Ms. Kelleher with the following benefits and rights: (a) a cash severance payment in an amount determined by the Compensation Committee, but in no event less than two times the sum of Ms. Kelleher’s annual base salary and annual target bonus; (b) a prorated annual bonus for the year of termination and any unpaid annual bonus for the preceding year; (c) each of Ms. Kelleher’s outstanding long-term cash incentive awards and performance-based RSUs will immediately vest in full and be payable to the same extent that other similarly-situated executives receive payment; (d) each of Ms. Kelleher’s outstanding time-vested restricted stock or RSUs awards granted under plans of the Company generally will continue to vest in accordance with its original vesting schedule; and (e) each of Ms. Kelleher’s outstanding stock options and stock appreciation awards, if any, will continue to vest in accordance with their original vesting schedule and she will have the right to exercise each of such options and awards for the remainder of the term of such option or award.
If Ms. Kelleher ceases to be an employee of the Company prior to the Expiration Date as a result of her death or physical or mental disability, and at such time cause does not exist, then, subject to Ms. Kelleher’s execution of a severance agreement (other than in the case of death), she or her estate or beneficiary will be provided with the benefits and rights set forth in clause (b) above and each of Ms. Kelleher’s outstanding equity, cash incentive, stock option, and stock appreciation awards will vest and pay in full, whether or not subject to performance criteria; provided that if any such award is subject to performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be to the same extent that other similarly-situated executives at the Company receive payment.
The Employment Agreement contains certain covenants by Ms. Kelleher, including a noncompetition agreement that restricts Ms. Kelleher’s ability to engage in competitive activities until the first anniversary of the termination of her employment with the Company, if Ms. Kelleher’s employment terminates prior to the Expiration Date.
The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which the Company has filed as an exhibit to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Item

10.1	Employment Agreement, dated March 11, 2026, by and between AMC Networks Inc. and Kim Kelleher.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc.

Date:	March 13, 2026	By:	/s/ Anne G. Kelly
Anne G. Kelly
Executive Vice President and Corporate Secretary